MACPHERSON COUNSEL LLP

New York, New York

Exhibit 5

December 15, 2009

MedClean Technologies, Inc.
3 Trowbridge Drive
Bethel, Connecticut 06801

Ladies and Gentlemen:

We have acted as counsel to MedClean Technologies, Inc. (formerly Aduromed Industries, Inc.), a Delaware corporation (the ``Company"), in connection with the preparation of a registration statement on Form S-1 (the ``Registration Statement") relating to registration of the following securities for resale by selling holders named in the Registration Statement:

> The registration of the following shares of the Company's common stock, $0.0001 par value per share (the ``Common Stock"):
>
> - 262,987,013 shares to be issued upon exercise of warrants (``Warrants") issued to certain investors in the Company; and
> - 19,121,282 shares to be issued as payment of a commitment fee (``Fee Shares"):

This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the certificate of incorporation and by-laws of the Company, as in effect on the date hereof; (iii) the warrant agreement relating to the Warrants; (iv) the certificate representing the Fee Shares, (v) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2) The issued and outstanding shares of Common Stock included in the Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable.

(3) The Warrants and the Fee Shares are enforceable in accordance with their terms; and the shares of Common Stock to be issued upon exercise of the Warrants will be duly authorized, validly issued and fully paid and non-assessable when and as they are exercised and the exercise price paid therefor.

We hereby consent to the reference to this firm under the caption ``Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Macpherson Counsel LLP
Macpherson Counsel LLP

444 Madison Avenue, Suite 805, New York, NY 10022 T: (203) 938-4778 F: (203) 286-1289 E: smaclaw@optonline.net